Exhibit 10.47

LEASE AMENDMENT AND MODIFICATION AGREEMENT

                This agreement made as of October 19th, 2001, between MFIC Corporation (formerly Microfluidics International Corporation), a Delaware corporation having a usual place of business at 30 Ossipee Road, Newton, Massachusetts 02464-9101 (“Tenant”), and King Real Estate Corp., Trustee of the 1238 Chestnut Street Trust under Declaration of Trust dated May 23, 1969, recorded with Middlesex South Registry of Deeds in Book 11682, Page 384 (“Landlord”).  This Lease Amendment and Modification Agreement shall be referred to hereinafter as the “Agreement”.

                WHEREAS, by a lease dated May 23, 1997 Landlord leased certain space comprised of 15, 400 sq. ft. on the first floor and 16, 200 sq. ft. on the second floor in the building located at 30 Ossipee Road, Newton, Middlesex, Massachusetts (the “Premises”), to Tenant for an initial four (4) year term commencing on June 1, 1997 and terminating on May 31, 2001 together with two (2) one-year lease term extension options commencing June 1, 2001 and June 1, 2002, respectively (the “Lease”), and

                WHEREAS, Landlord and Tenant wish to amend and modify the Lease to extend the term of the Lease at new rental rates, and

                NOW THEREFORE, for good and valuable consideration, the adequacy and delivery of which is hereby acknowledged, and in consideration of the mutual promises and premises contained herein, it is hereby agreed between the parties hereto as follows:

1.               Incorporation of Lease.

Landlord and Tenant agree that except as otherwise expressly modified by this Agreement, the provisions of the Lease shall remain in full force and effect. If there are any inconsistencies between the Lease and this Agreement the terms of this Agreement shall prevail, provided further, that the terms and conditions of the letter agreement between Landlord and Tenant dated October 2, 2001 shall be deemed incorporated herein and superceded by this Agreement.

2.               Adjustment of Term.

Section 2. of the Lease is hereby amended to provide that “Subject to the conditions herein stated, the Tenant shall continue to hold the Premises through May 31, 2002 under the terms of this Lease and shall thereafter continue to hold the Premises pursuant to the terms of this Agreement for an additional term of Four (4) years commencing on June 1, 2002 (the “Term Commencement Date”) and terminating on May 31, 2006.

3.               Rent.

For the period commencing on and as of June 1, 2002, and continuing through May 31, 2003 Tenant shall pay to Landlord, as annual base rent (the “Fixed Rent”) the amount of Two Hundred Sixty Eight Thousand Six Hundred and No/100 Dollars ($268,600.00) or $8.50 per sq. ft. For the period commencing on and as of June 1, 2003, and continuing through May 31, 2004 Tenant shall pay to Landlord, as Fixed Rent the amount of Three Hundred Thousand Two Hundred and No/100 Dollars ($300,200.00) or $9.50 per sq. ft. For the period commencing on and as of June 1, 2004, and continuing through May 31, 2005 Tenant shall pay to Landlord, as Fixed Rent the amount of Three Hundred Sixteen Thousand and No/100 Dollars ($316,200.00) or $10.00 per sq. ft. For the period commencing on and as of June 1, 2005, and continuing through May 31, 2006 Tenant shall pay to Landlord, as Fixed Rent the amount of Three Hundred Thirty One Thousand Eight Hundred and No/100 Dollars ($331,800.00) or $10.50 per sq. ft.

4.               Option To Extend.

Section 35 of the Lease is hereby modified and amended by replacing the first paragraph and subsection a. so as to provide that “Tenant shall have two (2) additional options to extend the Lease in one year increments, provided that there has been no assignment of this Lease, on the same terms and conditions provided herein except that:

a.                                       For the first one-year extension, at the option of the Tenant, for the period commencing on and as of June 1, 2006, and continuing through May 31, 2007 Tenant shall pay to Landlord, as Fixed Rent the amount of Three Hundred Forty Seven Thousand Six Hundred and No/100 Dollars ($347,600.00) or $11.00 per sq. ft. For the second one-year extension, at the option of the Tenant, for the period commencing on and as of June 1, 2007, and continuing through May 31, 2008 Tenant shall pay to Landlord, as Fixed Rent the amount of Three Hundred Seventy Nine Thousand Two Hundred and No/100 Dollars ($379,200.00) or 12.00 per sq. ft.

The remainder of Section 35 shall remain unchanged.

5.               Broker or Brokers.

Tenant represents and warrants to the Landlord that it has dealt with no broker or agent in connection with this Agreement and the modification and amendment of the Lease. Landlord covenants that it shall indemnify and hold harmless Tenant against and from any damage, loss, claim, liability, or expense, including without limitation reasonable attorneys’ fees, arising out of any brokerage fee or commission related to the amendment, modification and extension of the Lease, unless and except if such liability, or expense was incurred by Tenant and constitutes a breach of the foregoing representation and warranty.

6.               Remedial Action to be Performed by Landlord.

Upon the execution hereof the Landlord will, at its own cost and expense, expeditiously perform the following work:

a.  In the second floor rear space of the Premises at the end of the corridor where the bathrooms are located (the “Back Space”) the Landlord will replace: (a) carpeting (at such time as directed by Tenant), (b) ceiling tiles, (d) lighting fixtures, and (e) perform any necessary painting and repair resulting from roofing leaks or replacement in order to put this space into tenantable and rentable condition.

b.  Install additional fire alarm enunciators “broadcast boxes” as needed or required in the second floor rear corridor abutting the parking lot deck and in the Back Space.

c.  Install HVAC duct vent covers or means of regulation in the currently unused Back Space.

d.  Though it appears that the parking lot and front wall water migration are under control due to Landlord’s remedial efforts, if the leakage should continue (due to wet weather, snow or other conditions) and damage the newly installed carpet then Tenant reserves its rights (i) to be compensated for any resulting loss, and (ii) to have further remedial action taken by the Landlord to control water migration and leakage. Also, in the event that drain water again backs up through the recently installed floor drains in the parking lot side of the first floor production area abutting the parking lot deck, then Landlord shall undertake remedial action to effectively correct the problem.

7.               Base Year for Real Estate Tax Liability

Section 6. of the Lease (TAXES) shall be amended for the period commencing June 1, 2002 so that the “Base Period” shall be the twelve month period ending June 30, 2000.

8.               No Default : Good Standing.

Tenant is not in default of any provisions of the Lease under Section 20 thereof and is in good standing under all terms and conditions of the Lease as of the date hereof.

9.               Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this provision shall not operate to permit any subleasing, assignment, mortgage, lien, charge, or other transfer or encumbrance that is contrary to the provisions of the Lease.

10.         Notices.

Section 30 of the Lease is hereby amended to provide for a new Tenant notice name and addressee as follows

If to Tenant:	MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101
Attn: President

11.         Lease Terminology.

Except as otherwise expressly provided in this Agreement, capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease.  Captions and headings in this Agreement are used for convenience of reference only, do not form a part of this Agreement or the Lease, and shall not affect in any way the meaning or interpretation of this Agreement or the Lease.

12.         Invalid Provisions.

If any provision of this Agreement or the application of such provision to any party or circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement shall not be affected and shall remain in full force and effect, (b) such invalid provision or application shall be deemed to be stricken from this Agreement and (c) the parties shall use good faith efforts to preserve the intent of this Agreement by substituting a reasonably comparable provision for the benefit of the party or parties that the invalid or unenforceable provision was intended to benefit.

13.         Entire Agreement.

This Agreement together with the Lease constitutes the entire agreement between the parties as to the subject matter hereof and supersedes all prior agreements as the subject matter hereof.

14.         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

Witness the execution hereof under seal as of the date first written above.

Tenant

MFIC Corporation, a Delaware corporation

(Formerly Microfluidics International Corporation)

By:
Name:	Irwin Gruverman
Title:	CEO & Chairman

Landlord

1238 Chestnut Street Trust

By: King Real Estate Corp., Trustee

By:
John H. Finley III, V.P. and Assistant Treasurer